EXHIBIT 99.1

                         PRESS RELEASE

FOR IMMEDIATE RELEASE:                    CONTACT:

Titanium Metals Corporation               Mark A. Wallace
1999 Broadway, Suite 4300                 Executive Vice President and
Denver, Colorado 80202                    Chief Financial Officer
                                           (303) 296-5615

                    TIMET ANNOUNCES FIRST QUARTER RESULTS AND

                      DEFERRAL OF PREFERRED STOCK DIVIDENDS

         DENVER, COLORADO . . . April 25, 2000 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) reported a loss before special and extraordinary items for the first quarter of 2000 of $8.3 million, or $.26 per share, compared to a loss in the first quarter of 1999 of $3.9 million or $.12 per share. Net loss for the first quarter of 2000 was $15.1 million, or $.48 per share.

                              FIRST QUARTER RESULTS

         Sales of $104.7 million in the first quarter of 2000 were 22% lower than the first quarter of last year. This resulted principally from a 11% decline in mill product volume and a 6% decline in average selling prices. Ingot and slab volume decreased 30% from year ago levels, while average prices declined 2%. As compared to the fourth quarter of 1999, mill product volume in the first quarter of 2000 declined 4%, while average selling prices increased 4%. Ingot and slab volume in the first quarter of 2000 increased 38% compared to relatively weak volume in the fourth quarter of 1999, while average selling prices increased slightly. TIMET's backlog at the end of March 2000 was approximately $185 million, compared to $195 million at the end of 1999. Backlog at the end of March 1999 was $325 million.

         TIMET's first quarter results include pretax special items of $9.2 million, consisting of restructuring charges of $3.7 million, equipment-related impairment charges of $3.4 million and environmental remediation charges of $3.3 million, offset by a $1.2 million gain on the sale of its castings joint venture. The $3.7 million restructuring charge is primarily cash and is related to the planned reduction of about 250 employees. The undiscounted environmental remediation charges are substantially non-cash for 2000 and are expected to be paid over a period of up to thirty years. The extraordinary item in 2000 of $.9 million after taxes, or $.03 per share, relates to the write-off of deferred financing costs associated with the Company's previous U.S. credit facility, which was repaid and terminated upon completion of the Company's new U.S. and U.K. credit agreements.

         J. Landis Martin, Chairman, President and CEO of TIMET said, "In the first quarter, we began implementing our plan of action to address current market and operating conditions. The new management team is in place and focused on, among other things, reducing costs, improving quality and streamlining our overall business processes. As of March 31, 2000, approximately two-thirds of the planned 250 personnel reductions had been accomplished, with substantially all of the remainder expected to be accomplished by the end of the second quarter 2000."

                                   OUTLOOK

         Mr. Martin also said, "Customers and end users continue to indicate that a substantial titanium inventory overhang exists throughout the aerospace industry supply chain that, along with the competitive environment, continues to place downward pressure on TIMET's sales volumes and prices in selected products. Although first quarter results were slightly better than expected, it is very difficult to predict what will happen for the balance of 2000. Early indications are that production volumes and operating margins, before special charges, will be somewhat lower in the remaining three quarters of 2000 compared to the first quarter. We are seeking to stem this apparent deterioration through a stronger sales effort, selective price reductions and additional cost reductions. It is too early to determine how successful these efforts will be. While our goal is still to return to profitability during 2001, our ability to achieve that goal will be dependent upon our efforts during the balance of this year."

          Mr. Martin continued, "Our balance sheet remains quite strong. We have approximately $100 million in credit availability in the U.S. and Europe and currently expect to have substantial credit availability at yearend. However, given uncertainty concerning the results for the balance of this year, the Company plans to exercise its right under the terms of its Convertible Preferred Securities to defer future dividend payments on these securities. These securities permit deferral of dividends payments for up to 20 consecutive quarters, although interest will continue to accrue at the coupon rate on the principal and unpaid dividends. It is our goal to resume dividends on the Convertible Preferred Securities when the outlook for our results from operations improves substantially. We are continuing to look at additional cost reduction and other opportunities to improve our operating performance."

         As previously reported, in March 2000, the Company filed a lawsuit against The Boeing Company seeking damages estimated in excess of $600 million in connection with the Company's long-term sales agreement with Boeing. Boeing has not yet filed a formal response to TIMET's complaint. The Company and Boeing have begun discussions to determine if a settlement of this litigation can be reached. Discussions are expected to last at least three weeks. No assurance can be given that a settlement will be reached. The Company does not plan to comment on the Boeing lawsuit while the discussions with Boeing continue.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "looks," "should," "anticipates," "expected" or comparable terminology or by discussions of strategy or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements involve substantial risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, the performance of The Boeing Company and other aerospace manufacturers under their long-term purchase agreements with the Company, global economic conditions, global productive capacity for titanium, changes in product pricing, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

         As previously announced, TIMET will host a conference call to discuss its first quarter results on Tuesday, April 25, 2000 at 11:00 AM (EDT). On the conference call will be J. Landis Martin, Chairman, President and Chief Executive Officer, and Mark Wallace, Chief Financial Officer. Participants can access the call by dialing 1-800-450-0821 (domestic) and 320-365-3624 (international).

         TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products. Information on TIMET is available on the World Wide Web at http://www.timet.com/.

                                 o o o o o




                           TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)

                                                       Quarters ended
                                                          March 31,
                                                 ------------------------------
                                                     1999             2000
                                                     ----             ----
Net Sales                                           $134.1           $104.7
Cost of sales                                        122.2            108.0
Selling, administrative and development costs         12.8             11.3
Other expense                                           .5               .1
Restructuring charge                                   -                3.7
                                                 -------------     ------------

     Operating loss                                   (1.4)           (18.4)
General corporate income                                .9              2.6
Interest expense                                       1.3              2.3
                                                 -------------     ------------

     Pretax loss                                      (1.8)           (18.1)
Income tax benefit                                     (.6)            (6.4)
Minority interest - Convertible Preferred
    Securities, net of tax                             2.2              2.2
Other minority interest                                 .5               .3
                                                -------------     ------------

     Loss before extraordinary item                   (3.9)           (14.2)
Extraordinary item - early extinquishment of debt,
    net of tax                                          -               (.9)
                                                -------------     ------------

     Net loss                                       $ (3.9)         $ (15.1)
                                                =============     ============



Basic and diluted loss per share:

     Before extraordinary item                     $  (.12)       $    (.45)
     Extraordinary item                                 -              (.03)
                                                -------------     ------------
                                                   $  (.12)       $    (.48)
                                                =============     ============

Basic and diluted weighted average shares
     outstanding                                     31.4              31.4

Mill product shipments:
     Volume (metric tons)                         3,000            2,700
     Average price ($ per kilogram)                $ 34.50           $30.90